EESTech, Inc
1260 S. Highway 89
Building 1, Suite H-5
Chino Valley
ARIZONA 86323
Tel : 1 928 636 6255
Fax : 1 928 858 4404
www.eestechinc.com

CHAIRMAN’S LETTER TO STOCKHOLDERS

It has come to the notice of the Board that there may be a misunderstanding amongst some Stockholders regarding the Company’s strategy in seeking the Resolution of Stockholders to increase the Authorised Capital from its current 20,000,000 shares to 100,000,000 shares.

As Stockholders will be aware, in the year 2003 the Company possessed only one (1) technology, namely the JetWater Mechanical Vapour Compression application. The Company has utilised Private Placement funds from Stockholders to develop this technology to date.

In the past 12 months the Company has been acquiring an interest in another Economically and Environmentally Sustainable Technology. As advised in earlier announcements and Filings with the United States Securities and Exchange Commission http://www.sec.gov/edgar/searchedgar/companysearch.html, (enter “EESTech” in the “Company Name” field) this technology relates to Hybrid Coal and Gas Turbine technology developed by the Australian Government’s Scientific Research establishment. These announcements have indicated the introduction of this technology into China.

In more recent time the Company has completed negotiations for the rights over another technology for Carbon Capture and Storage (CCS) including:

(a) capture of CO2 from power stations and other industrial flue gases;
(b) use of CO2 for enhanced oil recovery; and
(c) CO2 sequestration.

The CCS technology was developed in conjunction with the world-renowned University Of Regina's Greenhouse Gas Technology Centre and the International Test Centre for CO2 capture in Saskatchewan, Canada.

EESTech, Inc. now has the exclusive rights to commercialise this technology throughout many of the world's major coal-producing countries including China.

The HCGT and JWS will integrate efficiently with the CCS technology, allowing coal facilities to utilise products such as low-grade waste coal and fugitive methane from coal mines to efficiently generate the necessary steam and electricity for the CCS process.

The HCGT in combination with the JWS and the CCS system offers a real solution in reducing the effects of global warming by capturing greenhouse gas emissions from large coal fired power stations, steel foundries and oil refineries.

Over the past 18 months EESTech Inc. has moved from a Company with one technology, the JWS, to a Company that has three advanced technologies for application in the worldwide energy industry, while at the same time addressing environmental concerns.

To facilitate the completion of the CCS system the Company needs to issue 14,000,000 shares. The current variance between issued and authorised but un-issued stock is only approximately 200,000. Further stock needs to be issued to finalise and progress the arrangements for the commercialisation of the three technologies. The current Authorised Capital available would not permit this acquisition to proceed.

Consequently EESTech Inc. is seeking to increase its authorised share capital allowing for the acquisition and commercialisation of these technologies while continuing to growth the Company.

Stockholders should take comfort from the Board’s objective to seek out related and complimentary technologies that will add value to the Company’s asset base and ultimately provide for financial strength.

Stockholders also need to understand that an increase in the Authorised Capital of the Company does not, in and of itself, amount to an issuance of stock.

The increase in the Authorised Capital, however, does provide the Company, in appropriate circumstances, with the flexibility and ability to assist in funding/acquiring assets through the issue of new stock consistent with the Company’s strategies for the three current technologies and any other new value added opportunities.

The Board considers that equity funding is, at this time, in the best interests of the stockholders to facilitate the acquisition and commercialisation strategy outlined in this letter. Because of the costs associated with any debt financing the Board does not consider this to be a commercial alternative.

The Board has done a significant amount of work during the course of this year to negotiate and secure the rights to acquire and integrate the three technologies and to put in place arrangements for their full commercialisation.

Stockholders should understand that in order to realise these rights and opportunities and take advantage of the significant opportunities in the markets for renewable energy, emissions reductions, carbon capture/storage and enhanced oil recovery, the Resolution to increase the Company’s Authorised Capital must be approved.

Failure to support the Resolution will result in the Company losing the rights to commercialise these valuable technologies.

As advised on the Company’s website recently the Special Meeting of the Stockholders has been adjourned to November 23, 2007.

I seek your support through your sending your Proxy back in accordance with the instructions detailed in the Company’s website www.eestechinc.com under the heading “News.” The following link will then enable you access the detail. http://news.nasdaq.com/aspxcontent/newsHeadlines.aspx?symbol=EESH&selected=EESH. Stockholders should then click on the news items under “Company News/Company Headlines.”

The Company also attaches to this letter a blank Proxy Form that for Australian and New Zealand Stockholders should be sent to:

447 Upper Edward Street
Spring Hill Queensland 4000
Fax 61 7 3832 1336

Email: ihutcheson@eestechinc.com

For other international Stockholders, you should send your Proxy to:

3027 E. Sunset Road - Suite 103
Las Vegas, NV 89120
Telephone: 1 702 317 7757
Fax: 1 702 796 5650
Email: proxy@integritynevada.net

The Board trusts that this letter provides clarification to Stockholders of the purpose and ultimate effect of a positive vote in favour of the Resolution.

Murray Bailey
Chairman

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

EESTECH, INC
SPECIAL MEETING OF STOCKHOLDERS
OCTOBER 15, 2007

The undersigned stockholder(s) of EESTech, Inc, a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated September 25, 2007 , and hereby appoints Murray Bailey (President and Chief Executive Officer) and Ian Hutcheson (Company Secretary and Chief Financial Officer), or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of EESTech, Inc. to be held on October 15, 2007, at 10:00 a.m. local time, at the offices of EESTech, Australia Pty Ltd, a subsidiary of the Company located at 447 Upper Edward Street, Spring Hill, Queensland, Australia, 4000, and at any adjournment or adjournments thereof. The proxies are to vote all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, as instructed below and in accordance with their judgment on all other matters which may properly come before the meeting. If no specification is made below, this proxy will be voted in favor of the proposal.

THE DIRECTORS RECOMMEND A VOTE "FOR" PROPOSAL 1

Proposal to amend the EESTech, Inc. Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from twenty million (20,000,000) shares to one hundred million (100,000,000) shares:

☐FOR     ☐AGAINST     ☐ABSTAIN

and in their discretion, upon such other matters which may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL. If any other matters properly come before the meeting, the persons named in this proxy will vote, in their discretion.

Dated:	PLEASE SIGN exactly as your name appears at left
{Insert Stockholder Name}
{Insert # Shares held}

Joint owners should each sign. Executors, administrators, Trustees, etc should so indicate when signing.

Address Change? Mark Box [ ] Indicate change at left